SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

          Pursuant  to the  requirements  of Rule  18f-1  under  the  Investment
     Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Pittsburgh and the commonwealth of Pennsylvania on the 13th day of September, 2001.



                                                         FORT PITT CAPITAL FUNDS


                                            By:  /s/ Thomas P. Bellhy
                                                 -------------------------------
                                                 Thomas P. Bellhy, President







     Attest: /s/ Douglas W. Kreps
            --------------------------
            Douglas W. Kreps, Secretary